Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES THIRD QUARTER RESULTS

REVENUES OF $55.7 MILLION

EARNINGS PER SHARE OF $0.56

Bridgewater, MA — July 9, 2013 — Chase Corporation (NYSE MKT: CCF) today reported revenues of $55.7 million for the quarter ended May 31, 2013.  This represents an increase of $20.6 million or 59% compared to $35.1 million in the same quarter of last fiscal year.  The current quarter included revenues of $20.8 million from the Company’s June 2012 NEPTCO acquisition (of which $2.9 million related to the NEPTCO Joint Venture).  Net income attributable to Chase Corporation of $5.13 million in the current quarter increased $1.76 million or 52% from $3.37 million in the prior year period.  Earnings per diluted share of $0.56 in the third quarter of fiscal 2013 represented an increase of $0.19 compared to $0.37 per share in fiscal 2012.  Included in the fiscal 2012 quarter results were charges totaling $1.0 million related to acquisition and defined benefit plan settlement costs.

For the nine months ended May 31, 2013, revenues increased $60.8 million or 63% to $157.5 million, compared to $96.7 million in the prior year period.  The fiscal 2013 year to date period includes revenues of $58.0 million from the Company’s NEPTCO acquisition (of which $9.3 million related to the NEPTCO Joint Venture).  Net income attributable to Chase Corporation increased $4.42 million or 64% to $11.32 million or $1.24 per share in the year to date period from $6.90 million or $0.76 per share in the same period in fiscal 2012.  Included in the fiscal 2013 and 2012 year to date periods are charges totaling $1.79 million and $1.11 million, respectively, relating to the step up in fair value of inventory, acquisition and defined benefit plan settlement costs.

Peter R. Chase, Chairman and Chief Executive Officer, commented “Our third quarter performed well, as expected, with the continued progress of the NEPTCO acquisition integration.  We are pleased with the contributions from this business and our familiarity with products and markets is making for a successful combination.  The first steps have also been successfully completed to expand NEPTCO’s ERP system across all of Chase Corporation.  While this is a lengthy project it is expected to save substantially compared to the costs of integrating a completely new system which was previously planned by the Company, prior to the NEPTCO acquisition.

“In other areas of the business industrial materials has continued to improve with Paper Tyger and electronic coatings the biggest gainers and wire and cable products strong as well.  Construction materials have been lagging due to delays in starting some international projects which will now begin in the current quarter.  A successful domestic construction season is also underway.

“Consolidation efforts continue with some reduced costs recognized in the quarter with more to come. Our capital spending has moderated a little as consolidation steps are completed.  We now have newly-built or renovated manufacturing facilities in four locations.  Plans are also in place to further reduce SG&A costs.  R&D spending on new products remains a priority with some results in early stage testing and evaluation.  Our balance sheet remains very strong with healthy cash and working capital positions.

“Looking forward to the finish of fiscal 2013 and beyond we will continue to make changes in our business structure to build for long term success.  This may consist of exiting certain product areas as well as developing and acquiring new businesses.  We expect a solid fourth quarter to complete a successful fiscal year for the corporation.  Our strategy remains focused on generating sustainable annual growth of sales and profit both organically through stepped-up marketing and product development as well as via strategic acquisitions.”

The following table summarizes the Company’s financial results for the three and nine months ended May 31, 2013 and 2012.

	For the Three Months Ended		For the Nine Months Ended
	May 31,		May 31,
All figures in thousands, except per share figures	2013	2012	2013	2012

Revenues	$55,732	$35,139	$157,505	$96,689

Costs and Expenses
Costs of products and services sold	36,833	22,210	107,571	65,231
Selling, general and administrative expenses	10,784	7,603	32,241	21,108

Operating income	8,115	5,326	17,693	10,350

Other income (expense)	(314)	(297)	(707)	100

Income before income taxes	7,801	5,029	16,986	10,450

Income taxes	2,730	1,656	5,945	3,553

Net income	$5,071	$3,373	$11,041	$6,897

Addback net loss attributable to non-controlling interest	63	—	277	—

Net income attributable to Chase Corporation	$5,134	$3,373	$11,318	$6,897

Net income per diluted share	$0.56	$0.37	$1.24	$0.76

Weighted average diluted shares outstanding	8,967	8,798	8,950	8,783

Reconciliation to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$5,134	$3,373	$11,318	$6,897
Interest expense	312	31	989	103
Income taxes	2,765	1,656	6,095	3,553
Depreciation expense	1,477	690	4,418	2,083
Amortization expense	1,188	566	3,598	1,703
EBITDA	$10,876	$6,316	$26,418	$14,339

Acquisiton related costs	—	600	—	700
Cost of sale of inventory step up	—	—	564	—
Defined benefit plan settlement costs	—	413	1,223	413

Adjusted EBITDA	$10,876	$7,329	$28,205	$15,452

As of May 31, 2013, the Company’s working capital was $62.8 million, including cash on hand of $19.0 million. The outstanding balance of the Company’s unsecured term debt is $65.8 million.  The Company’s $15 million line of credit is fully available.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:                      508.819.4219

E-mail:                    investorrelations@chasecorp.com

Website:             www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release.   Adjusted EBITDA is a non-GAAP financial measure.  The Company believes that Adjusted EBITDA is a useful performance measure as it is used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.